Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 9, 2017 in Supplement No. 16 to the Prospectus related to the Registration Statement (Form S-11 No. 333-207471) of KBS Growth & Income REIT, Inc. for the registration of $2,300,000,000 in shares of its common stock.
/s/ Ernst & Young LLP
Irvine, California
March 9, 2017